Exhibit 99.1

Event Name: Q3 2006 Career Education Earnings Conference Call

Event Date: 2006-11-07T22:00:00 UTC

P: Operator;

C: Karen King; Career Education; VP IR

C: Bob Dowdell; Career Education; President and CEO

C: Pat Pesch; Career Education; CFO, EVP, Assistant Sec.

P: Jerry Herman; Stifel Nicolaus & Company, Inc.; Analyst

C: Steve Fireng; Career Education; President of the University Group

P: Matt Litfin; William Blair & Company, L.L.C.; Analyst

P: Sara Gubins; Merrill Lynch; Analyst

P: Mark Marostica; Piper Jaffray; Analyst

P: Greg Cappelli; Credit Suisse; Analyst

P: Jennifer Childe; Bear Stearns; Analyst

P: Brian Maguire; Lehman Brothers; Analyst

P: Mark Hughes; Suntrust Robinson Humphrey; Analyst

P: Corey Greendale; First Analysis Securities; Analyst

P: Kelly Flynn; UBS; Analyst

Operator: Good day, ladies and gentlemen, and welcome to the Q3 2006 Career Education earnings conference call. [OPERATOR INSTRUCTIONS] I would now like to turn the call over to Ms. Karen King. Please proceed, ma’am.

Karen King: Good afternoon, everyone and thank you for joining us on our third quarter 2006 earnings call today. I’m Karen King, Vice President Investor Relations and with me today are Bob Dowdell, President and Chief Executive Officer, and Pat Pesch, Chief Financial Officer. Following a brief discussion by management, the call will be open for analyst and investor questions. This conference call is being Webcast live on the Investor Relations section of our Website at www.careered.com. The replay will also be available on our site. If we are unable to answer your questions during the call, please call our Investor Relations Department at 847-585-3899.

Except as expressly required by securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of these forward-looking statements to reflect future events, developments, changed circumstances, or for any other reason. Before I turn the call over to Bob, let me remind you that today’s press release and the presentations made by our executives, include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us, and involve risks and uncertainties that could cause our actual results, performance, and business prospects and opportunities to differ materially from those expressed in or implied by these statements.

These risks and uncertainties include but are not limited to those factors identified in our third quarter earnings release and in our annual report on 10-K for the year ended December 31, 2005, and from time to time in our other filings with the Securities and Exchange Commission. Now, let me turn the call over to Bob Dowdell.

Bob Dowdell: Thank you Karen and good afternoon to everyone. As Karen said in her introduction, I’m Bob Dowdell, Career Education’s CEO and a long time member of the Board of Directors. I have been a part of this Company and this business for over a decade and in this industry for many more years than that. As the Company’s former lead Director, I’m quite familiar with the business, with its current challenges and more importantly with the opportunities and the problems that lie ahead of us. During this interim period while we’re in the process of conducting a search for a permanent CEO, a major priority for our Board and our management team is to address the Company’s near term operational, business and regulatory challenges.

However, we also intend to take steps necessary to position our Company for sustained growth in the long term. Let me say, so that nobody has any doubt, that I am not here to be a caretaker. My goal, in partnership with the Board and the executive management team, will be to drive this organization forward, building on the steps that have been taken to stabilize and strengthen the business, while we add significant momentum wherever possible. We recognize that there is a great deal to be done, and I fully intend to see that we keep moving forward rapidly. While I firmly believe the fundamentals of the business remain sound and hold real promise, I also know that we have a lot of work ahead of us. That work began several months ago and we are gaining traction in certain areas, such as in overall student retention, which has improved by almost 200 basis points over the prior year, and the quality of leads and in the rationalization of assets.

Let me take a minute to review and share with you some of the major steps that have been taken since the last quarter and some specific recent decisions that have been made. First, as you know, we did make the determination to split the role of the CEO and Chairman of the Board. The Board has hired the executive search firm of Russell Reynolds to conduct the search for a CEO,and expects to complete the hiring process by the end of the first quarter 2007 or prior to that. Once in place, the new CEO will complete the selection and hiring of new General Counsel.

In the meantime, we have a great legal team in place. They are really excellent. And our long-time outside counsel, Larry Levin, from Katten Muchin Rosenman will serve as the Interim General Counsel. Larry has almost a decade of experience working with our Company and in this industry and I’m confident that our legal and regulatory affairs are in excellent hands while he serves in this interim position. In addition, we have initiated the search for a new Chief Marketing and Admissions Officer. Among the criteria for this individual will be a strong background in branding. And you are going to hear us talk about branding quite a bit today. We continue to look for a senior level admissions executive for our brick and mortar business in addition to that.

Thirdly, as you are well aware, for the last two quarters we have told you that we are in the process of rationalizing our assets. Our intent going forward is to focus our resources on those assets or properties that generate the greatest return for our all of our stakeholders, in particular our students, our faculty, our employees and our investors. We have shared with you that the process of rationalizing these assets is rigorous and that we would be letting you know as soon as the work was complete any decisions that had been made. We have already begun the previously announced teach- out of one campus. Although I won’t be giving you any additional specifics today, I can tell you that we fully expect to be providing you our conclusions within the next 30 days.   We’re working hard to ensure that each decision we make is the right one, not only for the future of the organization but for our students and our employees also.

Also, as scheduled, a visiting team from the Commission on Colleges of the Southern Association of Colleges and Schools, otherwise known as SACS, has completed trips to a number of our AIU campuses. I’m sure you understand that out of respect for our relationship with our accreditor, we’ll be making no speculations or assumptions about the outcomes of these recent visits. I can tell you however, that the leadership team of AIU and the members of the AIU central administration, the campus leadership, the faculty and the staff, have worked extremely hard, and I can’t overemphasize the word extremely, to meet the requirements placed on AIU as a part of its probation.

During their trips, the visiting team met with AIU’s central administration folks, the campus leadership, the governing board, and selected CEC representatives. In total, they interviewed 400 faculty, staff, and students. So, it was quite an extensive process. While it’s the Commission itself and not the visiting team that will have the final decision- making authority, we were pleased with the extent and the thoroughness of the visit and the review. As the next step in the process, the team has provided AIU with a report they will be submitting to SACS and AIU will be allowed to provide a response and comments. AIU will learn the final results of the October visit during the SACS annual meeting in December.

Finally, I want to let you know that we are seeing some positive results from some of the earlier steps taken and communicated with you in the last quarter. For instance, we’ve discussed with you on our last call our expansion of financing options to both culinary and healthcare students. I’m pleased to be able to tell you we have had a clear, very definitive improvement in the starts for culinary and health and they’ve ranged between about 5% and 9% since the implementation date of that extended payment plan. In fact August was the Culinary division’s best month for starts ever in its existence and — because of the restrictions we had with DOE, everything is on the same-store basis.

The use of a new hiring firm for our admissions representatives, discussed in last quarter’s call, also appears to be generating improvements. In addition to that, in spite of the continuing pressures from the marketplace, we have seen positive trends in other areas of the business, particularly the Gibbs division. And the pricing changes at AIU on the online business, also discussed in the last quarter’s call, have begun to show a positive impact. Pat Pesch will provide you additional color on those improvements.

Further, we’re progressing well in key educational initiatives that we believe will be critical to our future, in particular the hybrid model and the part-time initiatives that we’ve discussed in prior calls. We believe that both of these will provide us and our students with new opportunities and much increased flexibility. We also continue to make progress in our compliance initiatives and in student retention, as I mentioned previously.

A number of the programs are underway to ensure that students receive the help and support necessary to stay in school, graduate and attain the skills that they aspire to. For example, our preparatory educational programs supports under-prepared students by testing and providing them with developmental instruction in English, reading and math in order to better prepare them for the rigors of college work and assist them in graduating. This program is already up and running in many schools and showing promising results.

As you can see, we’re moving rapidly to protect and strengthen our schools, our educational offerings, and our business. And to make the decisions and take the steps that will have the greatest return for our Company, our students and all of our stakeholders both in the short and the long term.

In a moment, Pat will provide you the details on the quarter’s results. But let me summarize by saying, the quarter’s results were not what we would have hoped for. And we continue to be impacted by the marketplace pressures, pressure from competition, and the long-tail of the negative press that we have experienced.

We continue to be seeing improvements — we expect to be seeing improvements soon from the steps that we are taking now. And we believe the positive trends in key areas such as student retention, the enrollments in our culinary and health segments, and other experiences we have had recently, will simply continue and even expand as we roll it out to the rest of the system. So with that, I would like to ask Pat Pesch to provide you with more details around the quarter.

Pat Pesch: Thank you, Bob. Let me begin by informing you that we filed our 10-Q for the third quarter this afternoon, and it will provide details beyond the scope of this call. Next, let me discuss some of the financial results from the quarter.

Third quarter revenue of $462 million decreased 7.1% from last year’s third quarter. Online student revenue included in those totals was down about 8.5%, $155 versus $169 million. While campus-based revenue was down 6.3%, $308 versus $328 million. Operating profit margin percentage was 6.1% during the third quarter of 2006, compared to an operating profit percentage of 16.8% during the third quarter of 2005. Educational services and facilities costs increased as a percentage of revenue by approximately 3.4%, predominantly due to existing lease commitments, which resulted in increased occupancy costs, and the deleveraging effects of reduced revenue.

G&A expenses increased as a percentage of revenue 6.6%. Third quarter 2006 operating results include a noncash share-based compensation expense of $6.2 million, or approximately $0.04 EPS impact net of related tax benefit. There was no such charge in 2005. The bulk of this charge is included in G&A and caused about 130 basis points of the margin change. Admissions costs remained relatively flat on a dollar basis year to year. Approximately 3% of the G&A increase is due to increases in advertising spending. And the remainder of the change is due to increased admin costs, and the deleveraging effects of reduced revenue, partially offset by a reduction in bad debt expense.

Consolidated net income was $20.7 million, or $0.22 per diluted share versus net income of $54.9 million or $0.53 per diluted share during the second quarter of 2005. I would like to discuss some of the changes that Bob alluded to with respect to credit standards. This quarter, we were able to see the early impact of the changes we implemented in our financing options for students. We have relaxed the strict co-signer requirements we put in place in the second quarter and have made alterations to the extension of credit in most areas of our business.

These changes have had the most significant impact in our culinary and health divisions, due to earlier implementation efforts in these divisions. After a weak July start performance, the culinary and healthcare segments increased starts in the August through October period versus the prior year period. The press release does have October start data by segment information we have not generally provided mid-quarter. This information reflects an increase of more than 25% for culinary.  However, this comparison was aided by a change in the timing on some starts. Without this effect, culinary starts would have been up by about 7% in October (correction: in the August through October timeframe).

With respect to our online business, as I mentioned earlier, revenue from our online students is down 8.5% from the third quarter of 2005. Online operating profit margins are down approximately 10 percentage points, primarily as a result in declines on AIU online revenue and margins and investments in CTU’s Stonecliffe College Division, partially offset by growth in revenue and margins at the remaining CTU online operations.

Specifically, AIU online revenue was down about 20%, while CTU online revenue was up about 35%. AIU online population as on July 31 (correction: October 31), was down 24%, while CTU online population was up 22%. Online operations continued profitable with 27% margins during the quarter. The slowdown in growth for our online schools was a result of the combination of the AIU probationary status, and related effects of changes we have made to address the probation, competitive pricing for our AIU associate’s degrees, as well as general competitive pressures in the online marketplace.

As we have previously announced, AIU reduced pricing for its associate’s degree program by approximately 17% in July. This change, which was effective for existing, as well as new students, caused a reduction of revenue of approximately $7 million before giving benefit to any improved starts or retention performance that resulted from the change. We believe that this was an appropriate investment to make in the interest of improving long-term returns. While we did not expect to immediately recover this lost revenue with increased numbers of students, we have seen promising results via strong improvements in our show rates for associate degree students. And we believe that this will gradually build into population increases that will more than pay for the change.

With respect to other pricing changes, we have commented in the past that we will continually evaluate our pricing at each school and each program independently to determine if further price changes are warranted. The improvements in culinary and the health division starts were done without the benefit of a price change program. However, late in the third quarter, we decided to selectively reduce the price on programs at certain Gibbs schools. The amount of the change was based on an evaluation of competing comparable quality programs, in the select programs, and generally, we were dealing with only one or two programs at each of the schools.   In the select programs these decreases generally ranged from 12% to 17%, but in one case, the change was as high as 25%. These changes had a significant impact on October start performance for the selected programs. This improvement was despite a limited period of time in which we could offer these lower priced programs before the beginning of the October term. In addition, I should note that several

Gibbs schools were able to improve year-over-year start performance without the benefit of any price changes.

Moving on to stock repurchases. We did not repurchase any shares this quarter. We did not believe it was appropriate to repurchase shares while management and the Board of Directors were contemplating significant decisions with respect to management, our evaluation of Company assets, and the best means to improve shareholder returns. From inception of the buyback program through June 30, 2006, we did repurchase approximately 9.1 million shares of our common stock for approximately $325 million. We have approximately $175 million still authorized for the repurchase of shares.

On the topic of capital spending, capital expenditures decreased to $16.9 million, or 3.6% of revenue during the third quarter of 2006 from $28.3 million or 5.7% during the third quarter of 2005. We also during the quarter expanded our segment detail to include a total of eight segments. We broke out what was previously the other school segment so that you could have insight into the specific performance of the Academy, College and INSEEC divisions. In addition, we added information on the JDV Online segment, which is operated by Nick Fluge and includes our chefs.com site and Blish.com site.

We also have provided historical segment detail for all of these segments dating back to 2004 and 2005. Some of these details are provided in the attachment to the press release, and a there are further details available in the 10-Q that we filed. With that, I’ll turn it back over to Bob.

Bob Dowdell: Thank you, Pat. Clearly, this is an important time in the history of Career Education.  We’re at a very interesting, challenging, and potentially very positive stage in our corporate life cycle. We are aware that the steps we now need to take will help play a major role in shaping our future and we take seriously our responsibility to our students, to our employees and certainly to you as our shareholders. In addition to the search for the permanent CEO, I have five major initiatives that — five major goals that I would like to describe to you.

First of all, we’re working very hard to address the productivity amongst our admissions representatives. It’s, quite frankly, unacceptable and we need to make some real strides there. As an initial step, we’ve just added a new dimension to our compensation package with a bonus program that awards representatives based on enrolling students who successfully complete their programs, either for one academic year or the length of the program, whichever comes first. The compensation plan is fully compliant with the regulations of the Department of Education and all applicable state regulations and accreditation rules. And it’s really designed to have the representatives succeed with the success of their own students.

Secondly, we’re initiating a much more intensified branding effort. And branding is going to become a bigger and bigger element of Career Education to better leverage our competitive advantages and clearly differentiate us in the marketplace. As I said earlier, one of the key criteria in the search for the CMO will be experience and expertise in branding. We need to improve our brand, particularly in the online and the hybrid marketplaces, and strengthen our overall marketing efforts very seriously. Another important change in the marketing we’ve made recently, which we believe will reap major improvements in the very near future, is the integration of the online and the brick and mortar marketing functions so that we leverage the expertise of the online group to improve the overall quality of our leads and thus the enrollment and student populations that would result from that.

Thirdly, we’ll be looking further at pricing and program issues to ensure that we provide the appropriate competitive value for our students and equally appropriate yield for ourselves. And we’ll do that on a selective basis. Fourth, we’ll continue to move our hybrid and part-time initiatives forward, recognizing they are key to our future and our ability to provide maximum flexibility for all of our students. As we’ve discussed in previous calls, hybrid or the effective mix of online and on-ground options for our students, will allow us to expand our reach to new segments of the market and provide greater satisfaction to students seeking flexible learning arrangements due to their lifestyle, their personal preferences or their job requirements. And fifthly, we will complete within 30 days, our decision on the asset rationalization program we talked about.

We know we have talked about a lot of things and we know we’re not particularly happy with the results we reported. But we feel pretty optimistic about the impacts we can make in both the short-term and the long-term future. So, we ask you for your continuing patience as we move through these changes and we lay an effective foundation for the enhanced growth and profitability of Career Ed. I commit to letting you know, as soon as feasible, once any decisions have been made and to ensure that we will protect your interest and those of our students and employees in every decision we make. Now, we would like to take any of your questions.

Operator: [OPERATOR INSTRUCTIONS] And your first question comes from the line of Jerry Herman with Stifel Nicolaus. Please proceed.

Jerry Herman: Thanks, good evening, everybody. I was wondering if you guys mentioned your retention rates improving, and I know you’ve previously talked about it sort of being the year of the graduate. Can you talk about graduation rates and what sort of experience that you have had there?

Pat Pesch: Well, there’s not much we can offer in terms of specific rates right now. It is something we have — other than on a school by school basis in the IPEDS Department of Ed information haven’t published any specific information. On the other hand, retention is a direct function leading to graduation, so we clearly are expecting that the improvements that we’re seeing are going to lead to higher graduation rates.

Jerry Herman: Great. And advertising you said, Pat was 3% of the increase, and that line item was due to advertising. Can you speak to the types of advertising changes that you made?

Pat Pesch: I wouldn’t offer any specific comments in terms of the changes we have made. We’re really looking at all of the same general media that we’ve worked with in the past. Although, we really are looking within our advertising spending to really identify the most effective spending, where we get kind of the best conversions. The one thing that I might want to do is turn it over to Steve Fireng a little bit. He can talk about some of the things that they have done to improve the effectiveness of their ad spending. And as you know, Bob mentioned, that we’re looking at an integration of our efforts between our brick and mortar and online ad efforts.

Steve Fireng: This is Steve. Just to talk through the marketing. We obviously had a — we did increase some of our spending over in our Colorado Technical University spend. We went to more of a buy and buy, more by lead conversions. So we did maybe spend some more on the lead costs, but have a better rate of return on that. We also rolled out a couple of different initiatives, where we have done triple opt in type of programs, maybe some of our lower tier programs that maybe didn’t give us the higher conversion. We’ve added some more kind of opt in to hopefully help the conversions in there. So, I think there has been some additional kind of marketing on the online side, and just trying to buy more of a higher quality type of lead.

Jerry Herman: You guys — I think at the end of last year you had like 3,300 reps. Can you share what the current number is?

Pat Pesch: The rep count has not changed substantially on a year-over-year basis. I think we’re within about 100. I could check the number here specifically. Give me one second. On a year-over-year basis, we’re up about — just under 200 reps, so up about 6%.

Jerry Herman: And Bob, you mentioned that this is a 30 day — or this process of analysis should be done in 30 days. But I just wanted to clarify, we shouldn’t expect necessarily a major announcement at the end of that 30 days, is that accurate?

Bob Dowdell: I think you’re going to have to wait for the 30 days.

Jerry Herman: Okay. And then just finally, last question, can you guys disclose the mechanics on how you will publicly disclose the decisions by SACS? Can you talk about how that will hit public domain?

Pat Pesch: Well, the first thing that’s going to happen is SACS is going to post certain information on their Website with respect to the announcement. The process basically entails the Commission conducting its meeting during the day. We would expect to be informed that evening of the results and then they would be promptly posting to their Website. We of course would expect once we have that information and will be formulating our own release on the results.

Steve Fireng: And the meeting is on December 11 when they — the Commission does meet. So it will be there — around that time period.

Jerry Herman: Okay. Great. Thanks, guys.

Operator: [OPERATOR INSTRUCTIONS] And your next question comes from the line of Matt Litfin with William Blair and Company. Please proceed, sir.

Matt Litfin: Yes, hi, good afternoon. I wondered, while you are in the process of the leadership change, is the corporate strategy, the traditional one for Career Ed of new branches and acquisitions on hold? Or to the extent that you are allowed to by the Department of Ed, are you still looking at these types of traditional Career Ed growth initiatives day in and day out there?

Bob Dowdell: Matt, I think I would defer that question for the 30 days also. What we’re doing with the rationalization of assets is deciding what our business structure looks like going forward. And so I think you would get a clearer answer after that.

Matt Litfin: I see. Let me ask you a different one then that maybe you can answer fully. On that branding initiative that you mentioned, Bob, what kind of dollars are we thinking about there? And what is the timing of the beginning of that push? And a related question on that would just be, are you talking about — I assume you are branding the individual brands, and not Career Education Corporation necessarily.

Bob Dowdell: I wish I had a clearer answer for you. I don’t — to be honest with you, I think we’re going to have what I’ll call a mother brand and a bunch of sub-brands. But I think what we’ll try to do is effectively move the mother brand up to something akin to a Nabisco or something like that just has general recognition. It’s through the online business certainly and it’s also for the hybrid business, which brings it back to the on-ground schools. And what we need to do is effectively create a much greater, positive image recognition of our institution immediately.

Steve Fireng: Hi, Matt this is Steve. A couple of other things on branding, one of the things we talked about is, given more of the availability for ground schools, and online to work a little more closely. So what you are going to get, essentially, is that you are going to get that brand. Right now it’s kind of out there online and then you have ground, is really kind of consolidating those into one institution. I also think better leveraging our creative in terms of the look and feel so that the online brand looks similar to the ground brand. I think in branding PR, I think making sure that we get the public relations, so there’s probably a more — especially for AIU in particular, more of an extensive PR effort. And then there’s the two big ones we’re kind of doing research on, and that could be some partnerships or like events that are kind of connecting the universities with partners or some sort of events really, so people kind of connect to the brand. So I think all of those strategies are beginning to kind of take form here shortly.

Matt Litfin: Okay. Great. Thank you.

Operator: [OPERATOR INSTRUCTIONS] And your next question comes from the line of Sara Gubins with Merrill Lynch. Please proceed, ma’am.

Sara Gubins: Hi, thank you. Could you talk a bit about the lead flow trends that you saw in the quarter and also the conversion rate?

Pat Pesch: In terms of lead flow, lead flow really continues at a pretty healthy rate. We haven’t had any real issues there. If you look at it on an overall basis, we have seen increases in virtually all of our divisions with the exception of the Gibbs division. And the declines there are more a function of decreases in overall volume related to shrinking of that business, as opposed to an inability to generate those leads. So on a year-over-year basis, we’re up about 3% in total leads generated. In terms of cost, media costs have risen really modestly. For the brick and mortar business, it was up about 6%. It was up more substantially for our online business, but part of that, I think was really an effort in terms of eliminating certain lower-cost, non-productive lead sources. So, that’s kind of a conscious effort to really kind of change the mix of the leads that we’re trying to generate there.

Sara Gubins: Okay. Great. And then the conversion rate?

Pat Pesch: Well, conversion rates, particularly when you look at the third quarter, are — the pure math of it is, we’re down significantly. With the declines that we had in volume, and the increases in spending, conversion rates are definitely down. They clearly have been down much more severely in our online business, and we have talked about some of the drivers for poor start performance within the online.

Sara Gubins: Okay. Thank you.

Operator: And your next question comes from the line of Mark Marostica from Piper Jaffray, please proceed, sir.

Mark Marostica: Thank you. A question regarding the online operating margin. I think Pat you said it was 27%, about 10 points down year-over-year. I’m curious should we expect going forward, I know you’re not giving specific guidance, should we expect online operating margins to occupy perhaps a 25% to 30% range, versus the upper 30’s that it had historically?

Pat Pesch: Let me address a couple points there. One, keep in mind that the online margins have a certain level of seasonality to them, most directly related to the AIU operations because of earning days are not equal. The revenue earning days are not equal throughout the quarter. The first two quarters are the strongest. The third quarter is kind of in between. And the fourth quarter is generally weak. So there will be some level of seasonality in the margins attributable to that.

Secondly, we did put in a significant price decrease on our online associate’s degree programs. I mentioned about a $7 million impact during the quarter for that business. And that’s on roughly $160 million-ish volume for the quarter, so that took a couple of points out of the margins. We would expect that, as I indicated, that over time we will recover some of that lost margin as a result of that price decrease with improvements in student recruiting.

To more directly answer your question, we’re still in a position where our AIU population has been declining. The AIU population — the AIU business is the most profitable part of our online operations. And so even if we’re offsetting population declines there with increases with CTU, that’s going to put downward pressure on the margins there. So until we can show some leveling off of the AIU population, we’re going to see some continued pressure on the online margins.

Mark Marostica: Great. Fair enough. And then as a follow-up, Bob, you had mentioned one of your initiatives is to improve the productivity of admissions reps and you talked about a comp plan change for those admission reps who complete the training. I’m just curious whether or not you have seen results for those admission reps who have completed the training to actually show better conversion rates and better productivity? If you could comment on progress thus far there.

Bob Dowdell: Yes, let me clarify what I said. It’s not the admissions reps completing the training, it’s the students that they recruit. So the new plan would effectively reward admissions representatives for higher levels of students that complete their program.

Mark Marostica: I see. Okay. I apologize for the misnomer there. And then last follow-up, Pat, I don’t know if you mentioned this, but bad debt as a percentage of revenue in the quarter?

Pat Pesch: Bad debt as a percentage of revenue for the quarter, versus last year was down about 60 basis points.

Mark Marostica: Okay. And then going forward, should we expect bad debt to pick up some given the changes in —?

Pat Pesch: Yes. I would expect that we would see some increases in bad debt as a percentage of revenue across all of our businesses.

You would see the — kind of the earlier impacts of that will be within the culinary and health divisions, because they were kind of the first to implement some of the changes. I don’t expect to see something in excess of 100 basis points related to this because we’re not talking about a program that we’re applying broadly across all of our students.

Our first course of action with respect to funding for students is still to look to third party providers as the dominant source of funding. We will continue to do that. One of the things we did before we looked at extended payment plans, is we looked at increasing the use of recourse loan programs as a means of, on a very measured basis, improving credit access for students, but with a very known cost associated with it. So, we’ll continue to do that. And I will tell you there are some additional information, additional details in the 10-Q that may help with that.

Bob Dowdell: If I could add one other thing to it. Everything else being equal, an increase in bad debt expense from this cause is a good thing.

Pat Pesch: Absolutely, I would expect while that particular metric may have a negative implication, it should be accompanied with increased revenue and increased total bottom line performance.

Mark Marostica: Fair enough. Thank you.

Operator: [OPERATOR INSTRUCTIONS] And your next question comes from the line of Gregg Cappelli with Credit Suisse. Please proceed, sir.

Greg Cappelli: Hi, guys. Just a clarification, first, if I could. On one of the earlier questions, so just to be clear, are you guys still looking officially at the strategic alternatives that you talked about last quarter for some of the schools like Gibbs and some of the others?

Bob Dowdell: You bet.

Greg Cappelli: And that’s what you are going to be looking at over the next 30 days.

Bob Dowdell: That’s what we are going to be concluding on in the next 30 days.

Greg Cappelli: Great. My question, Bob, at this point, and I understand if you don’t have enough information. But do you think the classroom experience right now and the service levels your students are getting, particularly online, are acceptable from what you can tell at this point? And if it is, why do you think that we’ll see price decreases going forward or certainly the 17% decline from this point? Thanks.

Bob Dowdell: I don’t know if I have personally have enough basis to answer the first part of your question. But looking at metrics, their attrition rate, their monthly retention rates have improved quite a bit in the past quarter. So one would have to think that the customers believed that the classroom experience is improving.

Steve Fireng: Just kind of, we talked about — this is Steve. One of the statistics or one of the surveys we did, basically, is that the students at the associate degree pricing were the most price-sensitive students. We don’t feel that there’s going to be any adjustment, at least on the online side or that much further on the Bachelor’s and Master’s. That those students understand that the quality of education, understand that the delivery that they are getting is the highest quality. The students at the associate level were the most price sensitive and based on the market dynamics, we felt like it was the most appropriate thing to do.

Pat Pesch: The other thing I would mention, in terms of price changes, I think we’re looking selectively at those price changes. It is really to address the competitive dynamics in the marketplace, and where we feel that our programs are not in keeping with what the competition offers for comparable quality. I don’t think we’re looking at — we are not looking at price changes because we don’t think we have a quality program. That’s absolutely not the case. And also again, we’ll continue to do that selectively where it makes sense. I mentioned before some of the improvements we have seen in culinary in their starts, has not been aided in anyway by any kind of price changes. And those are our very — our most expensive programs, and we think the quality of those programs warrants that price point, and we’ll continue to charge those premium prices.

Greg Cappelli: Okay. And just as my follow-up. What more specifically do you guy think drove the improvement this quarter in student retention? Was there anything you can put your finger on specifically that had the biggest impact on it?

Pat Pesch: Well, retention has been an area of constant effort by the Company. We’ve been looking at continual efforts to identify what kind of things cause students to leave school, certain data mining efforts and the like. Kind of the most substantive improvements we saw was within the online business. And perhaps Steve could comment on this a little further, but it does have a lot to do with how we have analyzed the students and what has caused them to drop in the past and identify the high risk students and deal with them differently.

Steve Fireng: Just two things, certainly with the pricing but also with some of the additional funding with online, just the sheer monthly payments and the ability to be able to pay for school and to be able to focus in on school, certainly has had an impact. But with the most dramatic improvement we have had online is actually in our associate level students, but I wouldn’t put that all on just the pricing. We now model out our at-risk students and we have a student services team that directly impacts those students early. We now have found, really that our students were looking more for alumni associations and interacting with graduates and current students. So now we have a virtual commons, that really is kind of community within our virtual campus. So, I think there’s a lot of different things that go into it but obviously, early intervention that we have had and certainly the amount of monthly payments as probably the biggest drivers.

Greg Cappelli: Thanks a lot.

Bob Dowdell: And the overall margin as part of the improvement is in online.

Greg Cappelli: Okay. Great. Thank you, guys.

Operator: [OPERATOR INSTRUCTIONS] Your next question comes from the line of Jennifer Childe with Bear Stearns. Please proceed, ma’am.

Jennifer Childe: Thank you. Do you expect to resume your share repurchase activity any time soon?

Pat Pesch: Jennifer, I’m going to let you ask a second question, because the answer I’m going to give on this one, is we have — other than indicated that the program’s available, we’ve not commented on specific activity until after the quarter has occurred for some obvious reasons — and we choose not to change that process now.

Jennifer Childe: Okay. You have spoken a lot about issues at Gibbs, AIU, and health and culinary and some of the things that you have done to improve the performance. What about the colleges and academy segments? Can you speak to what— what the problem is and some things that you are doing?

Bob Dowdell: This is Bob. I think a lot of the problems quite frankly are the things we outlined in the improvement of the marketing efforts. I think the — what I’ll call lead productivity is not good. And that’s one of the reasons we wanted to have the online folks advertising leadership get involved with what goes on in the brick and mortar business. I think the rep turnover has substantial room for improvement and I think would make a great deal of difference. That’s one of the reasons we put the incentive plans into place.

I think we need to focus truly on the employee turnover, both in the admissions representative and other aspects of the schools. I think it’s just simply too high to be productive. So I think — and quite frankly, they didn’t get the benefit of the extended payment programs either. That will roll out pretty soon to the rest of the schools. The culinary and the health schools were effectively the first trials. So I don’t think they have seen the benefit of any of those things, and I think the impact of the benefits of doing those types of activities will be very high.

Pat Pesch: Jennifer this is Pat. I would also comment a couple of things. One of the reasons in kind of breaking out the segments — or the other segment differently is to be able to provide you the information to address specific issues differently. With respect to the college division, we have said before that some of our college division schools were most strongly affected by negative publicity, local publicity. We have referred to schools like Brooks College, and Lehigh Valley College as having significant declines in their population. So there are several schools within the colleges division that are disproportionately affecting the overall results. Having said that, I would not say that there isn’t weakness in some of the other schools.

Secondly, with respect to the academy division, the academy division does, on average, have some of the least mature group of schools because of the start-up schools that have been included in that group over the last few years. While there aren’t any recent start-ups because of the DOE prohibitions, there are some relatively immature schools in the group. The final statement that I would make and this kind of applies across the board, we would expect upon making some decisions — Bob talked about kind of a 30-daytime frame. We would expect to provide some information with respect to any decisions as to kind of the effect or drag of some of the underperforming schools on some of these divisions respectively.

Jennifer Childe: That’s helpful. And when will you roll out the extended payment program to these schools?

Pat Pesch: Well, it’s being offered now. So it is available currently. But in terms of the timing of the roll out, it was done in such a way that it didn’t have — when you look at most of the schools that have a quarterly sales cycle, and so we didn’t have a large impact on kind of the late September and October starts. So, the next big start for most of those schools is really in the January time frame. And you won’t get your really large starts again until next summer and fall.

Jennifer Childe: Okay. Thank you.

Pat Pesch: You’re welcome.

Operator: And your next question comes from the line of Gary Bisbee with Lehman Brothers. Please proceed, sir.

Brian Maguire: Good afternoon this is Brian Maguire on for Gary. The first question I had relates to revenue per student. It seems like it came in a little bit higher than we were expecting. And I was wondering if you could comment on that? We were expecting it maybe to be a little lower with the tuition price changes at AIU, the associate’s program. I don’t know if maybe their retention rate was affecting that or if there were some other things at work?

Pat Pesch: I’m not sure to say what your expectations were, the — we very clearly had an impact on revenue associated with that. I’m not sure how you calculate the revenue per student, whether you’re doing it at a point in time or using some average student populations. But what you could be seeing with declines in student population, if you are using some averages, it could distort how you measure the revenue per student. But I’m not sure how to address what your expectations were.

Brian Maguire: Okay. Fair enough.

Bob Dowdell: One thing I can tell you is we have disclosed that there was a $7 million impact on the price change at AIU, so you can compare that to what you might have done.

Brian Maguire: And then, just as a follow-up, if I might. Could you expand a little bit on the types of announcements you might be conducting in 30 days with respect to the asset rationalizations?

Bob Dowdell: No, I think you’re just going to have to wait for that period of time.

Brian Maguire: I was just wondering given the change in the CEO, if there would be substantial announcements made now? Or is there a consideration for what he might want when he comes in, and maybe you wouldn’t be able to put across anything significant at that point?

Bob Dowdell: Well, let me reiterate a little bit. The expectation is the CEO will be hired somewhere towards the end of the first quarter of 2007, maybe sooner. But I wouldn’t say substantially sooner than that. The — with regard to the asset rationalization, we’re expecting to announce something within 30 days.

Brian Maguire: Okay. Thank you.

Operator: And your next question from the line of Mark Hughes with SunTrust. Please proceed, sir.

Mark Hughes: Thank you very much. Could you talk about the reduced start volume in October? You had mentioned changes in the timing in the culinary business, looked like that helped that number. Anything else we should think about when we look at the month of October?

Pat Pesch: No, I don’t think so. I think we have put the October numbers in there we thought, given some improving trends, we thought it was worthwhile information to provide. In really analyzing that, we were just trying to make sure that in not showing a full quarter, that there wasn’t anything distorted in there. And we don’t believe there is other than, again, October. The issue with culinary was last year you had some starts fall into November, that this year — and in November versus beginning of October, so you get some apples to oranges comparisons. But like I said when I — on an adjusted basis, they are up about 7% year-over-year.

Mark Hughes: Right. So other than the culinary, a fairly clean comparison.

Pat Pesch: Yes.

Mark Hughes: And then the credit policy, I have looked in the Q at some of the language. Could you maybe just outline the typical student, how much money they would be borrowing or getting extended terms under this agreement? What sort of period of time would they have to pay back? Just kind of, on a per student basis, what does it mean?

Pat Pesch: Well it varies by student and by program. What we’re generally dealing with is varying funding gaps depending on the program. So, a culinary student could be in the neighborhood of $10,000 on a $40,000 program. A healthcare student is probably looking at $2,000, recognizing that most of their funding is still coming from third parties. And the period of extension could vary from six months to a year out of school to several years.

Operator: Thank you and your next question comes from the line of Corey Greendale with First Analysis. Please proceed, sir.

Corey Greendale: A question about online. Actually, I have a question about fully online and a question about the hybrid. On the fully online side, looking at the language in the Q, it talks about one of the reasons for weakness being the maturation of AIU online academic offerings. Can you say a little bit more about what you mean by that and what you’re doing to refresh the offerings? And on then the hybrid side, my question is how far are you along in the process of rolling those out more broadly and what are the next steps to getting them rolled out more broadly?

Steve Fireng: Well, I’ll address the AIU issue first. AIU with the SACS probation has not rolled out any new programs that are out there. So we have been kind of limited. Part of the growth at AIU has always been that they’ve been able every year to rollout three, four, five new programs throughout the year. Other than some minor concentrations, there’s been no rollout. The other thing is just through the process of addressing some of SACS’ concerns, all of the admissions process, the academic, pretty much all of the policies, procedures, and everything done at AIU has basically been overhauled and changed to address. And any time you have a change, even if when it’s a positive change, you going to have an impact in the productivity. But I can tell you with Dr. Miller’s leadership and central administration, the changes that they have put into place at AIU, pending successful — addressing SACS’ concerns, have a huge opportunity to use these new policies and the ability to offer new programs for growth going into AIU. And then your question on the hybrid is what again?

Corey Greendale: Is, how close are you to getting those more fully rolled out? And what are the next steps? Is it more — do you need to make investments or do you need accrediting approval or what are the next steps to getting to more fully —?

Steve Fireng: There are several different steps the — a beginning platform has been developed that could be rolled out, pending any schools getting sort of state or any sort of regulatory approve. A so there is a platform that has been developed, and the schools right now, if they are approved they have the ability to roll that out fairly quickly. As you know, AIU and CTU already offer hybrid types of programs. Long-term, the longer term vision is to use the online platform that we have used our 100% online students to be able to migrate using that platform for any sort of hybrid delivery in some of our other brick and mortar campuses. So step one, there has been a platform built that schools can use. And then the second step is to really migrate this fully functional online platform throughout CEC.

Corey Greendale: Thank you.

Operator: And our next question comes from the line of Kelly Flynn with UBS. Please proceed.

Kelly Flynn: Thanks. Following up on what you asked — what you said about the price decrease at online starting to help starts. The October starts were down more than the September period starts for the whole University Group. Could you A) tell us what the online starts did in October? And B) tell us where is the evidence of improving starts if it’s not in October? Thanks.

Pat Pesch: Well, I think when you look at that, the one thing that you have to look at any comparison with respect to the online business, and while we may have not provided the specific online piece, the university segment is dominated by online in terms of the numbers. What you are really looking for, if you look at the trend in starts for our business, for the online business, it really — kind of the peek levels that we were reaching were really a year ago in October. So the business had kind of built up to its largest size just prior to last December’s probation from SACS. So in effect, it provides the toughest comp that we’ve had on a year-over-year basis. I think when we look at some of the improvement we see in the starts, what we’ve looked at is kind of the sequential activity since the probation. We look at the start by start activity. And with respect to the price change, we look at particular at the show rates that we’re experiencing for those starts. And we have seen significant improvements in the show rates for associate degree programs, even at higher levels than what we had before probation.

Kelly Flynn: Okay. Can — sorry go ahead.

Steve Fireng: Basically what you got to take into account is that— because the pricing is impacted the show rate and retention, there’s a lag effect basically in terms of it takes — it kind of doesn’t show up for a little bit of time in terms of the starts. But if you just look at show rates overall, they are up. So that’s where the improvement and retention in our first term has improvements. So you’re really getting an impact from that kind of segment of the population.

Kelly Flynn: Okay. Also on the regulatory front, are there any new developments? I think it’s hitting the tape during the call that you reported in the Q that the Pennsylvania AG has alleged something new against the Company. Is that new news or is there anything else?

Pat Pesch: I think if you read the Q —

Kelly Flynn: Yes.

Pat Pesch: Okay. I do not think you’ll see anything in there that says anything new was alleged.

Kelly Flynn: Okay. All right. Great. Thank you.

Operator: There are no more questions in queue at this time. I would now like to turn the call over to Mr. Bob Dowdell for closing remarks. Please proceed, sir.

Bob Dowdell: Okay. Thank you very much. As you see, we have a lot in front of us, we really do. There’s a lot of work. There’s a lot of opportunity. When I look at the business, and as I said I have been in the industry for quite sometime, there’s a great deal of opportunity. And there’s some elements of the business that can be right sized, fixed, improved on that I think will have some dramatic impact, particularly on the brick and mortar side. I think that one is a little more clear on how to get it where it wants to be.

The more dynamic business, quite frankly, is the online business and the hybrid business. And I think the online business will, to a large degree, morph into a hybrid business. And I think, quite frankly, Career Education has got a fabulous opportunity and an advantage over a lot of other competitors because they do have the on-ground asset to work with. So our opportunity and our challenge, quite frankly, is to go forward and work on these initiatives that will improve the short-term. And then really work on the initiatives that will set us up for great growth in the long term. And we look forward to doing that. So with that, I thank you very much for your time and look forward to continuing dialogues.

Operator: Thank you for your attendance in today’s conference. This concludes the presentation. You may now disconnect. Good day.